Exhibit 99.1

NEWS RELEASE

Marathon Petroleum Provides Fourth Quarter Interim Update

FINDLAY, Ohio, Jan. 10, 2012 – Marathon Petroleum Corporation (NYSE:MPC) today announced that the company expects to report a small loss for the fourth quarter of 2011, compared to fourth quarter 2010 net income of $230 million, or $0.64 per share.

The fourth quarter 2011 results were negatively impacted by the rapid increase in the price of West Texas Intermediate (WTI) crude oil. During the quarter, the prompt WTI price increased $19.63 per barrel, from $79.20 on Sept. 30, 2011 to $98.83 on Dec. 30, 2011. This increase in WTI price impacted the cost of the majority of the crudes MPC processed in the fourth quarter. In addition, refined product market prices did not increase sufficiently to offset the higher crude oil costs during the fourth quarter of 2011.

MPC is finalizing the fourth quarter results and currently plans to announce fourth quarter and full-year 2011 results on Feb. 1, 2012.

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About Marathon Petroleum Corporation

MPC is the nation’s fifth-largest refiner with a crude capacity in excess of 1.1 million barrels per day in its six-refinery system. Marathon brand gasoline is sold through approximately 5,100 independently owned locations across 18 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation’s fourth largest convenience store chain, with approximately 1,375 locations in seven states. MPC also owns, operates, leases or has ownership interest in approximately 9,600 miles of pipeline. MPC’s fully integrated system provides operational flexibility to move crude oil, feedstocks and petroleum-related products efficiently through the company’s distribution network in the Midwest, Southeast and Gulf Coast regions. For additional information about the company, please visit our website at http://www.marathonpetroleum.com.

Investor Relations Contacts:

Pamela Beall (419) 429-5640

Beth Hunter (419) 421-2559

Media Contacts:

Angelia Graves (419) 421- 2703

Jamal Kheiry (419) 421- 3312

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, MPC’s current expectations, estimates C business and operations.and You can identify forward-looking statements by words such as “expect,” “forecast,” “project,” “could,” “may,” convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control useand are actual results to differ materially from those in the forward-looking statements include: further volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; changes in governmental regulations; transportation logistics; the availability of materials and labor, delays in obtaining necessary third-party approvals, and other risks customary to construction projects; the reliability of processing units and other equipment; our ability to successfully implement growth opportunities; other risk factors inherent to our industry; the finalization of our financial statements for the quarter ended December 31, 2011 and the factors set forth under the heading “Risk Factors” filed with the Securities and Exchange Commission (the “SEC”). In addition,-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown 10 could also have material adverse effects on forward-looking statements. Copies Form 10 are available on the SEC website, at http://www.marathonpetroleum.com or by contacting MPC’s Investor Relations Office.